Exhibit 23
                      Consent of KPMG Peat Marwick LLP



                                                                    EXHIBIT 23



                            KPMG Peat Marwick LLP
                                [Letterhead]



                        Independent Auditors' Consent


The Board of Directors
FFY Financial Corporation:

We consent to incorporation by reference in the Registration Statement No. 33-85088 on Form S-8 of FFY Financial Corporation of our report dated August 5, 1998, relating to the consolidated statements of financial condition of FFY Financial Corporation and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report is incorporated by reference in the June 30, 1998 annual report on Form 10-K of FFY Financial Corporation.


/s/ KPMG Peat Marwick LLP


Cleveland, Ohio
September 22, 1998